Exhibit 99.2

PART I – OPENING COMMENTS & SAFE HARBOR

[BRAD START HERE]

Good morning and welcome to Matrix Service Company’s Fourth Quarter and Fiscal Year End 2003 Conference Call. I will begin the call by commenting on the highlights of our fourth quarter and fiscal year end results. Then, I will turn the call over to Mike Hall, our Chief Financial Officer, who will review in detail the financial performance of the quarter and full year. I am at our Hake offices in Eddystone, Pennsylvania, and Mike is in Tulsa at Matrix’s corporate offices.

Before I begin, I would like to take a moment to read the following Safe Harbor statement:

“Certain statements made during this conference call which are not historical in nature – including statements regarding the company’s and/or management’s intentions, strategies, beliefs, expectations, representations, plans, projections, or predictions of the future – are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the Safe Harbor provisions for forward-looking statements contained in such Act. We are including this statement for purposes of invoking these Safe Harbor provisions.

Forward-looking statements are made based on assumptions involving certain known and unknown risks and uncertainties – many of which are beyond the company’s control – and other important factors that could cause actual results, performance or achievements to differ materially from expectations expressed or implied by such forward-looking statements. These risk factors and uncertainties are listed from time to time in the company’s filings with the Securities and Exchange Commission, including – but not limited to – the annual report on Form 10-K for the year ending May 31, 2002 and our first, second and third quarter reports on Form 10-Q for the quarters ending August 31, 2002, November 30, 2002 and February 28, 2003.”

PART II—BRAD VETAL’S COMMENTS

[BRAD START HERE]

Turning to the quarter just ended, revenue for the fourth quarter advanced 88.4% to $123.9 million from $65.8 million reported last year. Net income for the fourth quarter totaled $3.7 million, or $0.43 per fully diluted share, versus $1.9 million, or $0.22 per fully diluted share for the same period a year ago. Compared to the fourth quarter in 2002, gross margins on a consolidated basis were 9.8% versus 11.9%. The increase in profitability was anticipated and primarily due to the inclusion of Hake’s income since March 7, 2003 when the acquisition closed as well as strong west coast construction activity offset somewhat by slowness in our Repair and Maintenance segment. Included in the fourth quarter fiscal 2003 results was an insurance settlement of $1.0 million relating to the remediation that Matrix completed on the previously sold Brown Steel properties in Newnan, Georgia. We also incurred additional one-time expenses of approximately $500,000 relating to the integration of Hake. The net effect of these two items resulted in a one-time impact on fourth quarter fiscal 2003 fully diluted earnings per share of $.04.

Net income for the full fiscal year 2003 climbed 39.1% to $8.2 million from $5.9 million for 2002. Fully diluted earnings per share increased 34.2% from $.73 per share to $.98 per share, which was slightly above the high end of the guidance provided by management last quarter. For the year, consolidated revenues rose 29.6% to $288.4 million from $222.5 million in the previous year, with the increase primarily the result of strong Construction Services activity and the inclusion of Hake’s revenues for most of the fourth quarter of fiscal 2003.

Consolidated gross margins for the full fiscal year were 11.2% compared to 11.4% last year. The decline was attributable to weakness in the Repair and Maintenance segment where gross margins fell from 13.5% last year to 11.0% this year.

We were very pleased with the performance at the Construction Services segment where revenues and gross margins increased significantly. The inclusion of Hake’s construction activity and the refocus on the capital work from our core client base has resulted in a significant improvement at this segment.

Repair and Maintenance was soft for most of fiscal 2003 and has remained soft thus far in the first quarter of fiscal 2004. Refinery turnaround work was especially weak but we anticipate a strong turnaround year in fiscal 2004 beginning in the second quarter.

We believe that the demand for new power plant construction will remain soft for the next few years, but we are seeing significant inquiries for capital work due to the various environment mandates.

To date we are very pleased with the Hake acquisition and the integration is proceeding according to the detailed plan established when we closed on the purchase. Our due diligence process was quite extensive and to date we have not identified any new issues that were not identified in the due diligence process. We continue to be impressed with the caliber of the management and workforce we gained with the acquisition.

I would now like to turn the call over to Mike Hall, our CFO, who will discuss in greater detail the financial results for the fourth quarter and full year.

PART III – MIKE HALL’S COMMENTS

[MIKE START HERE]

Thanks, Brad.

I would like to discuss the specifics of the fourth quarter and full year performance for each of the operating segments.

For the fourth quarter, as Brad noted, overall revenue growth was 88.4% with both operating segments reporting substantial growth compared to the fourth quarter of 2002. Revenues for Construction Services soared over 125% to $84.6 million from $37.5 million due to the inclusion of the Hake capital work for most of the fourth quarter and continued strong project work from our west coast operations offset somewhat by lower tank construction activity. Revenues from Repair and Maintenance Services grew 38.9% to $39.3 million entirely due to the inclusion of Hake’s repair and maintenance activities in the fourth quarter as tank repair and maintenance and refinery turnarounds were down.

For the quarter, gross margins decreased in Construction Services from 11.5% to 9.9% primarily due to lower margin construction work performed by Hake. Repair and Maintenance Services’ gross margins decreased from 12.4% to 9.7% due to a lower volume of refinery turnarounds and lower tank repair and maintenance activity.

For the full year, we were very pleased with the performance from our Construction Services segment and were disappointed with the results from our Repair and Maintenance segment.

Construction Services revenues grew 47.4%, or by $55.0 million to $171.0 million. The higher margins, (11.3% this year versus 9.4% last year) coupled with the higher volumes, produced a gross profit for 2003 of $19.4 million, which was $8.5 million more than the $10.9 million earned in 2002. This achievement is a direct result of the higher margin construction projects and cost controls put in place last year and the inclusion of the Hake construction activity since March 7, 2003. Our backlog in Construction Services stood at $187 million as of May 31, 2003.

Revenues for Repair and Maintenance Services were affected by the postponement of routine tank maintenance and repair work and refinery turnarounds. As a result, gross margins declined from 13.5% in fiscal 2002 to 11.0% in fiscal 2003. Despite lower gross margins and the overall weakness in repair and maintenance activity, revenues grew from $106.5 million in fiscal 2002 to $117.4 million in fiscal 2003, an increase of $10.9 million or 10.2%. This increase was entirely due to the inclusion of Hake’s repair and maintenance activity since the acquisition closed on March 7, 2003.

Consolidated SG&A expenses were $20.4 million for the full year of 2003 and $16.0 million in fiscal 2002. On a year-over-year basis, SG&A expenses as a percentage of revenue decreased to 7.1% compared to 7.2% for the same period last fiscal year. In the fourth quarter of this year, however, SG&A expenses as a percentage of revenue dropped to 5.5% versus 7.2% in the fourth quarter of last year as we leveraged our fixed cost structure with the Hake acquisition.

Long-term debt including the current portion was $51.5 million at the end of fiscal 2003, with the $41.2 million increase from year-end fiscal 2002 levels of $9.9 million primarily due to the $50 million acquisition of Hake.

Capital expenditures during the twelve months ended May 31, 2003, totaled approximately $16.1 million. Of this amount, $7.5 million has been used for the construction of the new facility at the Tulsa Port of Catoosa to consolidate Tulsa operations. Other 2003 capital expenditures included $1.7 million to purchase transportation equipment for field operations, $5.4 million to purchase welding, construction and fabrication equipment, and approximately $1.5 million for office equipment, furniture, fixtures and small building additions. $9.0 million has been budgeted for total capital expenditures for fiscal 2003.

For the twelve months ended May 31, 2003, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $19.1 million compared to $14.7 million for the same twelve months last year with the increase primarily due to higher pre-tax earnings.

I will now turn the call back over to Brad, who will discuss the prospects for our fiscal 2004.

PART IV – GUIDANCE

[BRAD STARTS HERE]

Thank you, Mike.

We believe that Matrix is well positioned for continued growth. As a result, we are reaffirming our earnings guidance for the year of between $1.50 and $1.65 per fully diluted share with revenues between $475 million and $500 million. This forecast assumes a recovery in repair and maintenance activities by the middle of fiscal 2004. The business climate for capital work remains positive and inquiry levels continue to be active. We are no longer going to give quarterly guidance because we have very little short-term visibility into our repair and maintenance work and, in some cases, into the scheduling of our construction work. As a result, there can be significant movement from one month to another, which can be either an acceleration or a delay of work. This makes it very difficult to accurately provide meaningful quarterly guidance. We have a higher degree of confidence over a one-year period, which is why we will only give annual guidance with updates on a quarterly basis.

And with that, we’re ready to open it up for questions.

PART V – Q&A SESSION

[Take Cue From Conference Call Coordinator]

[After questions, Operator will turn conference call back over to Brad Vetal for additional or closing remarks.]

PART VI—CLOSING

[BRAD START HERE]

We feel very confident about our future and looking forward to reporting back to you next quarter. Thank you all for participating on this call.